Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Investor Relations – John Hobbs Media – Michelle DeGrand
+1 425-453-9400

ESTERLINE REPORTS FISCAL 2017 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

•	Fiscal 2017 Fourth Quarter Results

•	Sales of $531.5 million

•	Earnings from continuing operations of $36.7 million, or $1.22 per diluted share

•	Adjusted earnings from continuing operations of $38.1 million, or $1.27 per diluted share

•	Fiscal 2017 Full Year Results

•	Sales of $2.0 billion

•	Earnings from continuing operations of $124.7 million, or $4.15 per diluted share

•	Adjusted earnings from continuing operations of $131.0 million, or $4.36 per diluted share

•	Free cash flow of $135.4 million, 115% of net income

•	Company Issues Fiscal 2018 Guidance

BELLEVUE, Wash., November 9, 2017 – Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the fiscal 2017 fourth quarter and full year ended September 29, 2017. In the fourth fiscal quarter of 2017, the company generated $531.5 million in revenue, compared with $543.8 million in the prior-year period. For the full fiscal year, revenue was $2.00 billion, compared with $1.99 billion for fiscal year 2016. Free cash flow for the twelve months ended September 29, 2017, was $135.4 million, an increase of 37% from the prior year.

“Fiscal 2017 was a year of progress in a number of initiatives as we improved operational efficiency in many of our operating units, finalized the integration of our advanced displays business, and exited our consent agreement with the U.S. Department of State in September,” said Curtis Reusser, Esterline’s Chief Executive Officer. “On slightly better sales activity in 2017, we grew operating earnings by 14% and expanded free cash flow by 37% compared with last year’s results. We also enhanced our balance sheet, reducing debt by approximately $94 million. This puts Esterline in a stronger position with excellent financial flexibility as we enter fiscal 2018.”

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Page 2 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

Reusser continued, “We were disappointed with our fourth quarter results, as performance in our Advanced Materials segment was well below our expectations and has impacted our 2018 outlook. Underperformance was concentrated in our Kirkhill operations, where, despite continued focus and effort across the business, progress toward achieving operating efficiencies stalled in the fourth quarter. We are intensifying our remediation efforts, taking immediate and wide-ranging actions to improve operational performance while simultaneously evaluating all strategic options for this business.”

Fourth Quarter Results

Earnings from continuing operations in the fourth fiscal quarter were $36.7 million, or $1.22 per diluted share, compared with $52.0 million, or $1.75 per diluted share, in the prior-year period. Contributing factors to the difference included receipt of a $5.0 million business interruption insurance payment in the fourth quarter of fiscal 2016 and a higher effective tax rate in fiscal 2017. In addition, the company experienced generally stronger quarterly results in the second half of fiscal 2016 while quarterly results in fiscal 2017 were stronger in the first half.

Table 1: Effect of Certain Items on Fiscal 4th Quarter 2017

Earnings from Continuing Operations

	$ Millions	EPS
Earnings (GAAP)	$36.7	$1.22

Compliance Costs	1.4	0.05

Adjusted Earnings (non-GAAP)	$38.1	$1.27

Adjusting for certain discrete items detailed in Table 1, adjusted earnings in the fourth fiscal quarter of 2017 were $38.1 million, or $1.27 per diluted share, compared with adjusted earnings of $58.2 million, or $1.96 per diluted share, in the fourth fiscal quarter of 2016. Adjusted earnings in the 2017 period excluded $0.05 per diluted share of costs related to incremental compliance activities. Adjusted earnings for the fiscal fourth quarter of 2016 excluded $0.21 per diluted share of costs for accelerated integration, compliance, and advanced displays integration.

Gross profit in the fiscal fourth quarter of 2017 was $174.9 million, or 32.9% of sales, compared with $193.8 million, or 35.6% of sales, in the prior-year period. Adjusting for the discrete items consistent with adjusted earnings, gross profit in the fiscal 2017 fourth quarter remained unchanged at $174.9 million, or 32.9% of sales, compared with $196.1 million, or 36.1% of sales, in the fourth quarter of 2016. In the fiscal 2017 fourth quarter, operational challenges affecting a specific business unit within the Advanced Materials segment, including the impact of pricing renegotiation on a long-term U.S. defense contract, led to a $10 million year-over-year decline in gross profit.

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Page 3 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

Selling, general and administrative (SG&A) expenses during the fiscal fourth quarter of 2017 were $89.1 million, or 16.8% of sales, compared with $102.0 million, or 18.8% of sales, in the prior-year period. The fiscal 2016 fourth quarter included approximately $9 million in bad debt expense within the Avionics & Controls segment.

Research, development and engineering spending in the fiscal fourth quarter of 2017 was $27.3 million, or 5.1% of sales, compared with $23.2 million, or 4.3% of sales, in the prior-year period. The fiscal 2016 fourth quarter included a greater number of customer-funded and sustaining R&D projects while in fiscal 2017, the company was focused on supporting several programs moving from development into production.

The company reported consolidated operating earnings before interest and tax in the fourth quarter of fiscal 2017 of $58.5 million, or 11.0% of sales, compared with $71.2 million, or 13.1% of sales, in the fourth quarter of fiscal 2016.

The company’s income tax rate in the fiscal fourth quarter of 2017 was 27.2%, compared with 17.6% in the prior-year period. This reduced income from continuing operations by $4.9 million, or $0.16 per diluted share, relative to the prior year. The higher tax rate in fiscal 2017 was principally the result of new U.K. tax laws that increased the overall tax rate for the corporation beginning in fiscal 2017.

Including discontinued operations, net earnings for the fiscal fourth quarter of 2017 were $35.6 million, or $1.18 per diluted share, compared with $52.3 million, or $1.76 per diluted share, for the comparable period in 2016. Net earnings in the fiscal fourth quarter of 2017 included a $1.1 million loss from discontinued operations, while the prior year included $0.2 million of earnings from discontinued operations.

New orders in the fiscal fourth quarter of 2017 were $593.4 million, compared with $479.9 million in the comparable period of 2016, an increase of 23.7%. The company’s book-to-bill ratio for the fiscal fourth quarter was 1.1.

Year-to-Date Results

The company reported fiscal 2017 GAAP earnings from continuing operations of $124.7 million, or $4.15 per diluted share, on sales of $2.0 billion. This compares with 2016 GAAP income from continuing operations of $117.0 million, or $3.93 per diluted share, on sales of $1.99 billion. The improved results in fiscal 2017 were driven by declining business integration activity and compliance expenses, partially offset by a significantly higher effective tax rate that reduced earnings by $12.4 million, or $0.41 per diluted share.

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Table 2: Effect of Certain Items on Full-Year Fiscal 2017

Earnings from Continuing Operations

	$ Millions	EPS
Earnings (GAAP)	$124.7	$4.15

Compliance Costs	5.4	0.18
Advanced Displays Integration Costs	0.9	0.03

Adjusted Earnings (non-GAAP)	$131.0	$4.36

Excluding the discrete costs described in Table 2 above, adjusted earnings from continuing operations in fiscal 2017 were $131.0 million, or $4.36 per diluted share, compared with adjusted earnings from continuing operations in fiscal 2016 of $144.8 million, or $4.86 per diluted share. The decline in adjusted income from continuing operations was primarily the result of the higher effective tax rate in 2017.

Cash flow from operations for fiscal 2017 grew 15.7% to $193.5 million, compared with $167.2 million in the prior year. After capital expenditures of $58.0 million, free cash flow for fiscal 2017 increased to $135.4 million. In fiscal 2016, free cash flow was $98.7 million, after capital expenditures of $68.5 million. Capital expenditures in fiscal 2016 included approximately $15 million used to purchase and improve the primary facility related to the company’s advanced displays business. Fiscal 2017 operating earnings from continuing operations, net of tax, adjusted to exclude depreciation and amortization expense (EBITDA), were $297.2 million, compared with $269.0 million in the prior-year period, an increase of 10%.

Bookings and New Programs

Full-year bookings were $2.01 billion in fiscal 2017, compared with $2.06 billion in fiscal 2016. Backlog at the end of fiscal 2017 was $1.30 billion, up slightly from backlog of $1.29 billion reported at the end of fiscal 2016.

Reusser said, “Esterline was awarded several key contracts in fiscal 2017 that strengthen our position with major customers and demonstrate our ability to develop innovative solutions to address critical application challenges. These include wins for products on a number of commercial and military technology upgrade programs as well as sizeable defense positions for cockpit electronics, secure communications, ordnance, and simulation products. In addition, we are making inroads in new technologies for advanced in vitro diagnostic and nuclear applications, and continue to provide new products on some of our most prolific commercial platforms. All of these positions will support our growth and market longevity in the coming years.”

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Page 5 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

Fiscal Year 2018 Expectations

The company issued guidance for fiscal year 2018, with key assumptions including low-single-digit growth in commercial aerospace markets and defense markets, and specific growth opportunities in adjacent industrial markets. Revenues for the fiscal year ending on September 28, 2018, are expected to be in the range of $2.025 billion to $2.075 billion. Fiscal 2018 GAAP earnings from continuing operations are expected to be in the range of $3.65 to $4.05 per diluted share. The company’s tax rate is expected to be between 27% and 28% in fiscal 2018, compared with 23.6% in fiscal 2017. Relative to fiscal 2017, the increased effective tax rate in fiscal 2018 is estimated to reduce projected full-year earnings by approximately $0.18 per diluted share at the midpoint of the guidance range. The fiscal 2018 guidance assumes no change to the Advanced Materials segment business portfolio.

The company expects fiscal 2018 free cash flow to be in a range of $105 million to $130 million and EBITDA to be in a range of $290 million to $310 million.

Reusser said, “We see fiscal 2018 as a year of continuing strategic progress, building toward more meaningful financial improvements near the end of the fiscal year and into 2019. Our balance sheet is healthy, with no debt maturities for several years, and our operations are producing strong cash flow. Our focus in fiscal 2018 is on operational execution and working capital management. We have a strong foundation in place, including a deep commitment from our teams, a clear pipeline of program opportunities, and solid wins supporting further revenue growth and value.”

Additional information about the company’s financial results is available in a presentation on the company’s website (www.esterline.com) in the Investor Relations section under “Presentations”. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC. A presentation detailing the company’s approach to capital allocation is also attached to the company’s report on Form 8-K as Exhibit 99.3 and posted to the website.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-307-0078; outside the U.S., use 531-289-2890. The pass code for the call is: 98916977.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), EBITDA, adjusted gross margin, also referred to as gross profit, adjusted SG&A expense, and free cash flow—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs, discrete items

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Page 6 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

associated with our acquisition of the advanced displays business in January 2015, as well as the other items further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT excludes the same costs excluded from adjusted earnings from continuing operations set forth in the tables below. EBITDA is EBIT plus depreciation and amortization of $102.4 million in fiscal 2017 and $98.9 million in fiscal 2016. Adjusted gross margin in the fourth quarter of 2016 excludes certain integration costs and purchase accounting charges totaling $2.3 million. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations. Additional relevant reconciliations are included in the presentation providing supplemental financial information.

In millions, except per share amounts

	Three Months Ended September 29, 2017		Three Months Ended September 30, 2016
		Diluted EPS		Diluted EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$36.7	$1.22	$52.0	$1.75
Accelerated Integration Costs, Net of Tax of $0.7	—	—	3.2	0.11
Compliance Costs, Net of Tax of $0.5 and $0.5	1.4	0.05	1.8	0.06
Advanced Displays Integration Costs, Net of Tax of $0.4	—	—	1.2	0.04

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$38.1	$1.27	$58.2	$1.96

In millions, except per share amounts

	Twelve Months Ended September 29, 2017		Twelve Months Ended September 30, 2016
		Diluted EPS		Diluted EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$124.7	$4.15	$117.0	$3.93
Accelerated Integration Costs, Net of Tax of $1.3	—	—	7.4	0.24
Compliance Costs, Net of Tax of $1.7 and $1.7	5.4	0.18	8.7	0.30
Advanced Displays Integration Costs, Net of Tax of $0.3 and $1.9	0.9	0.03	10.1	0.34
Long-term Contract Adjustments, Net of Tax of $0.3	—	—	1.6	0.05

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$131.0	$4.36	$144.8	$4.86

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Page 7 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes including these non-GAAP financial measures enhances investors’ and financial analysts’ understanding of the company’s performance as well as their ability to assess and compare the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Transition Report on Form 10-K.

See attached Consolidated Statement of Operations, Consolidated Sales and Earnings from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 8 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016
Segment Sales
Avionics & Controls	$225,634	$253,001	$841,077	$860,494
Sensors & Systems	191,963	181,196	725,964	696,032
Advanced Materials	113,930	109,555	435,154	436,105

Net Sales	531,527	543,752	2,002,195	1,992,631

Cost of Sales	356,663	349,983	1,336,736	1,331,386

	174,864	193,769	665,459	661,245
Expenses
Selling, general and administrative	89,082	101,991	375,413	395,274
Research, development and engineering	27,312	23,179	103,024	95,939
Insurance recovery	—	(5,000)	(7,789)	(5,000)
Restructuring charges	—	2,443	—	4,873

Total Expenses	116,394	122,613	470,648	491,086

Operating Earnings from Continuing Operations	58,470	71,156	194,811	170,159
Interest Income	(181)	(156)	(527)	(367)
Interest Expense	7,563	7,922	30,208	30,091

Earnings from Continuing Operations Before Income Taxes	51,088	63,390	165,130	140,435
Income Tax Expense	13,915	11,177	38,928	22,535

Earnings from Continuing Operations Including Noncontrolling Interests	37,173	52,213	126,202	117,900
Earnings Attributable to Noncontrolling Interests	(435)	(168)	(1,504)	(949)

Earnings from Continuing Operations Attributable to Esterline, Net of Tax	36,738	52,045	124,698	116,951
Gain (Loss) from Discontinued Operations, Attributable to Esterline, Net of Tax	(1,126)	227	(7,311)	(15,266)

Net Earnings Attributable to Esterline	$35,612	$52,272	$117,387	$101,685

Earnings (Loss) Per Share — Basic:
Continuing Operations	$1.23	$1.77	$4.19	$3.97
Discontinued Operations	(.04)	.01	(.25)	(.52)

Earnings (Loss) Per Share — Basic	$1.19	$1.78	$3.94	$3.45

Earnings (Loss) Per Share — Diluted:
Continuing Operations	$1.22	$1.75	$4.15	$3.93
Discontinued Operations	(.04)	.01	(.24)	(.51)

Earnings (Loss) Per Share — Diluted	$1.18	$1.76	$3.91	$3.42

Weighted Average Number of Shares Outstanding — Basic	29,973	29,410	29,767	29,490
Weighted Average Number of Shares Outstanding — Diluted	30,152	29,691	30,003	29,764

Page 9 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Twelve Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016
Segment Sales
Avionics & Controls	$225,634	$253,001	$841,077	$860,494
Sensors & Systems	191,963	181,196	725,964	696,032
Advanced Materials	113,930	109,555	435,154	436,105

Net Sales	$531,527	$543,752	$2,002,195	$1,992,631

Earnings from Continuing Operations Before Income Taxes
Avionics & Controls	$32,295	$37,777	$94,468	$78,356
Sensors & Systems	24,540	26,098	96,484	87,768
Advanced Materials	17,909	22,805	73,891	74,515

Segment Earnings	74,744	86,680	264,843	240,639
Corporate expense	(16,274)	(15,524)	(70,032)	(70,480)
Interest income	181	156	527	367
Interest expense	(7,563)	(7,922)	(30,208)	(30,091)

Earnings from Continuing Operations Before Income Taxes	$51,088	$63,390	$165,130	$140,435

Page 10 of 10 Esterline Reports Fiscal 2017 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	September 29,	September 30,
	2017	2016
Assets
Current Assets
Cash and cash equivalents	$307,826	$258,520
Cash in escrow	—	1,125
Accounts receivable, net	437,963	422,073
Inventories	482,701	450,206
Income tax refundable	12,814	5,183
Prepaid expenses	18,816	17,909
Other current assets	13,836	5,322
Current assets of businesses held for sale	6,501	15,450

Total Current Assets	1,280,457	1,175,788

Property, Plant and Equipment, Net	348,634	338,034

Other Non-Current Assets
Goodwill	1,053,573	1,024,667
Intangibles, net	359,166	393,035
Deferred income tax benefits	55,355	75,409
Other assets	19,804	13,698
Non-current assets of businesses held for sale	13,334	11,400

	$3,130,323	$3,032,031

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$133,101	$121,816
Accrued liabilities	229,610	238,163
Current maturities of long-term debt	17,424	16,774
Federal and foreign income taxes	6,111	10,932
Current liabilities of businesses held for sale	7,184	10,813

Total Current Liabilities	393,430	398,498

Long-Term Liabilities
Credit facilities	50,000	155,000
Long-term debt, net of current maturities	709,424	698,796
Deferred income tax liabilities	43,978	53,798
Pension and post-retirement obligations	66,981	92,520
Other liabilities	17,658	21,968
Non-current liabilities of businesses held for sale	1,724	320

Total Shareholders’ Equity	1,847,128	1,611,131

	$3,130,323	$3,032,031